                                   EXHIBIT 2.1
                                   -----------

                            STOCK PURCHASE AGREEMENT
                            ------------------------

     This STOCK PURCHASE  AGREEMENT (the "Agreement") is entered into as of this
28th day of December,  2000 by and among  Access  Health  Alternatives,  Inc., a
Florida  corporation  with offices at 4619 Parkbreeze  Court,  Orlando,  Florida
32808  ("Seller")  and Pines  International  Corporation,  a Nevada  corporation
("Investor"),  in connection  with the purchase and sale of 1,840,000  shares of
Seller's Common Stock, par value $.001 per share, for US$500,000.

                                   WITNESSETH:
                                   ----------

     WHEREAS,  Seller  desires  to sell to  Investor,  and  Investor  desires to purchase from Seller,  the 1,840,000  Shares subject to the terms and conditions contained in this Agreement;

     NOW,  THEREFORE,  in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged,  and intending to be legally bound hereby, the parties hereto agree as follows:

     1.  Purchase  and  Sale.  Subject  to the  terms  and  conditions  of  this
Agreement, at the end of the Initial and Final Closings referred to in Section 2 of this Agreement, Seller shall sell and deliver to Investor, and Investor shall purchase from Seller,  1,840,000  Shares,  for the Purchase Price referred to in
Section 3 of this Agreement.

     2.  Closing.  The closing of the  purchase  and sale  contemplated  by this
Agreement  shall take place in two closings:  the first on January 31, 2001 (the
"Initial  Closing"),  and the second on February 28, 2001 (the "Final Closing").
At the Final Closing, Seller shall deliver the Shares to Investor in one or more certificates,  as requested in writing by  Investor,  registered  in the name of
Investor or as  designated  in writing by Investor,  and  Investor  shall pay to
Seller the Purchase  Price referred to in Section 3 of this  Agreement.  Pending the Initial Closing,  by January  10th,2001,  Investor shall deposit  US$100,000 with Mays & Valentine as a good faith deposit which shall be forfeited to Seller as liquidated  damages in the event that Investor does not pay the full Purchase
Price to Seller at both the Initial  Closing and the Final  Closing.  Otherwise,
such good faith  deposit  shall be applied to the $250,000  payable at the Final
Closing.

     3. Purchase Price. Investor shall pay an aggregate of Five Hundred Thousand
United States Dollars (US$500,000.00) ("Purchase Price") as follows:

          (i) Initial Closing. On or before January 31, 2001, Investor shall pay
     Seller,  by certified  check,  wire transfer,  bank cashier's check or bank money order payable to Seller, the amount of US$250,000 Dollars.

          (ii) Final Closing. On or before February 28, 2001, Investor shall pay to Seller, by certified check, wire transfer,  bank cashier's check or bank money order payable to Seller, the amount of US$250,000.00 Dollars.

     4.  Representations  of Seller.  Seller hereby  represents  and warrants to
Investor that:

          4.1 Due  Incorporation.  etc.  Seller  is duly  incorporated,  validly existing  and in  good  standing  under  the  laws of  Florida  and has all requisite  power and authority to execute and deliver this Agreement and to perform  the  obligations  to be  performed  by it  hereunder.  Neither the execution  or  delivery of this  Agreement  nor the  performance  by Seller hereof  will  constitute  a  breach  of  or  default  under  the  governing instruments of Seller or any agreement, instrument,  indenture, judgment or decree to which it is a party or by which it is bound. Prior to the Initial
     Closing,  all consents and  approvals,  if any,  required to be obtained by
     Seller for the sale of the Shares to be sold by it hereunder will have been obtained.

          4.2 Corporate Condition; SEC Filings. Seller files annual and periodic reports with the  Securities  and Exchange  Commission.  There have been no material  adverse  changes in  Seller's  business  prospects  or  financial condition  since  the  date of the  last  balance  sheet  included  in such reports.  The  financial  statements  contained  in such  reports have been prepared in  accordance  with  generally  accepted  accounting  principles, consistently  applied, and fairly present the financial condition of Seller as of the dates of the balance sheets  included  therein and the results of its operations and cash flows for the period then ended.

          4.3 Due Execution.  Validity and Effect.  This Agreement has been duly authorized,  executed  and  delivered  by  Seller  and,  assuming  the  due
     authorization,   execution  and  delivery  by  Investor,   this   Agreement
     constitutes the valid, legal and binding obligation of Seller,  enforceable in accordance with its terms,  except to the extent that enforceability may be limited by bankruptcy,  insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally.

          4.4 Valid Issuance of the Shares.  Upon payment of the Purchase Price, the Shares shall be duly and validly issued and outstanding, fully paid and nonassessable,  free of any  liens,  pledge,  security  interest,  or other encumbrances  (though  subject to the  restrictions or transfer as detailed herein)  and,  based  in  part on the  representations  and  warranties  of
     Investor,  will be issued in  compliance  with all  applicable  federal and state securities laws.

          4.5 Full Disclosure.  No  representation or warranty made by Seller in this Agreement and no certificate or document  furnished or to be furnished to Investor pursuant to this Agreement  contains or will contain any untrue statement  of a  material  fact,  or omits or will omit to state a material fact  necessary  to make the  statements  contained  herein or therein  not misleading.

          4.6  Certain  Fees.  The  Seller has  incurred  no  liability  for any
     brokers'  or  finders'  fees  or   commissions   in  connection   with  the
     transactions  contemplated  by this  Agreement for which  Investor would be liable.  The Seller agrees to indemnify and hold harmless Investor from and against any commission,  fee or claim of any person employed or retained or claiming  to have been  employed  or  retained by Seller to bring about the transactions  contemplated  hereby or to  represent  Seller  in  connection therewith.

          4.7 Granting of Certain Rights to Investor.  Seller will grant certain rights to Investor:

               (a)  Seller  grants  to  Investor  the  right  to  designate  one individual for election to the Board of Directors of Seller.

               (b) Seller grants to Investor a non-exclusive right to distribute
          Seller's Nutritional Program throughout Canada, Europe and the Pacific
          Rim. The terms of said  distribution  shall be  negotiated  at a later date, but in no event, later than January 31, 2001.

               (c)  Seller  grants to  Investor  a right of first  refusal  with regard to any future private financing  conducted by Seller within the next five (5) years,  with a minimum  commission  paid to  Investor of
          10%.

               (d) Investor shall direct a private  placement of Seller's common stock equal to US$10  million at a minimum of US$2.50  per share.  The offering shall include Warrants  exercisable at US$5.00 per share, and
          Seller will pay a commission  of 10% to Investor.  Upon the closing of said private placement,  Seller shall execute a two-year contract with
          Investor for additional  consulting services  substantially similar to those services set forth in that Consulting Agreement executed between the parties hereto dated December 28, 2000.

     5. Representations of Investor.  Investor hereby represents and warrants to
Seller that:

          5.1 Due Execution.  Validity and Effect.  This Agreement has been duly authorized,  executed  and  delivered  by Investor  and,  assuming  the due authorization, execution and delivery by Seller, this Agreement constitutes the  valid,  legal and  binding  obligation  of  Investor,  enforceable  in accordance with its terms,  except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally.

          5.2 Full Disclosure. No representation or warranty made by Investor in this Agreement and no certificate or document  furnished or to be furnished to Seller  pursuant to this  Agreement  contains or will contain any untrue statement  of a  material  fact,  or omits or will omit to state a material fact  necessary  to make the  statements  contained  herein or therein  not misleading.

          5.3 Capability to Evaluate; Accredited Investor. Investor acknowledges that he directly or indirectly is able to represent and fend for himself in the transaction contemplated by this Agreement,  that he has the ability to bear the economic risk of, and adequately evaluate, his investment pursuant to this Agreement,  and that he is an "Accredited Investor" as that term is defined in Rule 501 of Regulation D.

          5.4 Regulation S.

               (a)  Investor  is not a "U.S.  Person" as that term is defined in
          Rule 902(o) of Regulation S.

               (b) Investor is purchasing the Shares for his own account and not on behalf of or for the  benefit  of any U.S.  Person and the sale and resale of the Shares have not been prearranged with any U.S. Person or buyer in the United States;

          5.5 Certain Fees.  Investor has incurred no liability for any brokers'
     or  finders'  fees or  commissions  in  connection  with  the  transactions contemplated  by this  Agreement  for which  Seller is or would be  liable.
     Investor  agrees to indemnify and hold harmless Seller from and against any commission  fee or claim of any person  employed or retained or claiming to have been employed or retained by Investor to bring about the  transactions contemplated hereby or to represent Investor in connection therewith.

     6. Securities Act of 1933.

          6.1 Reporting Issuer.  Resale.  The Seller is a "reporting  issuer" as defined  in the  Securities  Act  of  1933  (the  "Securities  Act").  Upon
     expiration of the Distribution  Compliance Period set forth in Section 6.3, the  resale  of any or all of the  Shares  by  Investor  must  be  made  in accordance with the registration requirements of the Securities Act or Rule
     144 (in that such shares are deemed to be "restricted securities").

          6.2 Transfer Restrictions; Registration. Investor understands that the
     Shares have not been registered  under the Securities Act or any applicable state  securities  laws by  reason  of  exemptions  from  the  registration requirements of the Securities Act and applicable state securities laws and may not be sold, transferred,  pledged,  assigned or otherwise disposed of, in whole or in part, in the absence of an effective  registration statement under the  Securities  Act and any  applicable  state  securities  laws, or unless an exemption from such registration is available.

          6.3 Distribution  Compliance  Period.  Investor agrees that the Shares acquired  pursuant  to  this  Agreement  shall  not  be  voluntarily  sold, transferred or otherwise  disposed of prior to the expiration of a one year distribution compliance period from the date of Final Closing and until two years thereafter may be publicly sold only in accordance with the terms and conditions of Rule 144 of the Securities Act.

          6.4  Restrictive  Legend.  Investor  understands  and agrees  that any disposition of the Shares in violation of this Agreement  shall be null and void,  and  that no  transfer  of the  Shares  shall  be  made by  Seller's secretary or transfer agent upon Seller's stock transfer books unless there has  been  compliance  with  the  terms of this  Agreement.  Investor  also understands  and agrees that Seller shall issue stop transfer  instructions to Seller's  transfer agent instructing such transfer agent not to transfer
     the  certificates   evidencing  the  Shares  issued  during  the  one  year
     distribution  compliance period to any purchasers  within, or nationals of, the United States. In addition,  Investor understands and agrees that there shall  be  imprinted  on the face of the  certificates  of the  Shares  the following legend:

          THE SECURITIES  REPRESENTED  HEREBY HAVE NOT BEEN  REGISTERED WITH THE
          SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR
          WITH ANY SECURITIES COMMISSION OF ANY STATE UNDER ANY APPLICABLE STATE
          SECURITIES LAWS. THEY MAY NOT BE SOLD OR OTHERWISE  TRANSFERRED EXCEPT
          PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THOSE SECURITIES
          LAWS  OR AN  EXEMPTION  TO  THE  REGISTRATION  REQUIREMENTS  OF  THOSE
          SECURITIES LAWS.

     7.  Conditions to  Obligations of Seller.  All  obligations of Seller under this Agreement are subject to the  fulfillment or  satisfaction,  prior to or at the Initial Closing and the Final Closing,  of each of the following  conditions precedent (all of which may be waived by Seller):

          (a)  neither  Seller nor  Investor's  being  precluded  by an order or preliminary  or permanent  injunction of a court of competent  jurisdiction from  consummating  the  purchase  and sale of the Shares  pursuant to this
     Agreement  (each party agreeing to use its reasonable  best efforts to have any such injunction lifted); and

          (b) there not having been any statute,  rule or regulation  enacted or promulgated by any governmental  body or agency after the date hereof which is  applicable  to the  purchase  and sale of the Shares  pursuant  to this
     Agreement which would render the consummation of any such purchase and sale illegal.

     8. Conditions to Obligations of Investor. All obligations of Investor under this Agreement are subject to the  fulfillment or  satisfaction,  prior to or at the Initial Closing, of each of the following conditions precedent (all of which may be waived by Investor);

     (a)  neither  Seller  nor  Investor's   being  precluded  by  an  order  or
preliminary or permanent  injunction of a court of competent  jurisdiction  from consummating  the  purchase  or sale of the Shares,  pursuant to this  Agreement
(each  party  agreeing  to use its  reasonable  best  efforts  to have  any such injunction lifted);

     (b) there not  having  been any  statute,  rule or  regulation  enacted  or promulgated  by any  governmental  body or agency after the date hereof which is applicable  to the purchase and sale of the Shares,  pursuant to this  Agreement which would render the consummation of any such purchase and sale illegal; and

     9. Survival of  Representation.  etc. All  representations,  warranties and agreements  made  herein  shall  survive  any  investigation  made by Seller and
Investor and shall survive the Initial and Final Closings.

     10. Termination. This Agreement may be terminated:

               (a) on the date  specified  in a writing  executed  by Seller and
          Investor;

               (b)  by  Seller,   upon  written  notice  to  Investor,   if  any
          representation  or warranty made in this  Agreement by Investor  shall have been false or  incorrect  in any  material  respect  when made or
          shall  have  become  false  or  incorrect  in  any  material   respect
          thereafter,  or if  Investor  shall fail to  perform  or  observe  any material covenant or agreement made by Investor in this Agreement; or

               (c)  by  Investor,   upon  written  notice  to  Seller,   if  any
          representation or warranty made in this Agreement by Seller shall have been false or  incorrect  in any  material  respect when made or shall have become false or incorrect in any material respect thereafter,  or if Seller  shall fail to perform or observe any  material  covenant or agreement made by it in this Agreement.

     11. Miscellaneous.

          11.1 Binding  Effect:  Assignment.  This Agreement  shall inure to the benefit of and be binding upon the parties hereto,  their  respective legal representatives and successors. This Agreement may not be assigned.

          11.2  Further   Assurances:   Cooperation.   Each  party  shall,  upon
     reasonable  request by the other party,  execute and deliver any additional documents necessary or desirable to complete the sale, conveyance, transfer and assignment of the Shares  acquired by Investor,  pursuant to and in the manner  contemplated  by  this  Agreement.  The  parties  hereto  agree  to
     cooperate  and  use  their   respective  best  efforts  to  consummate  the
     transactions contemplated by this Agreement.

          11.3  Entire  Agreement:  Absence of  Representation.  This  Agreement
     constitutes the entire agreement  between the parties hereto and supersedes all prior  arrangements,  understandings  and agreements,  oral or written, between the  parties  hereto with  respect to the  subject  matter  hereof.
     Investor  hereby  acknowledges  that in acquiring the Shares to be acquired hereunder Investor has relied only upon the  representations and warranties expressly made in this Agreement and upon  information  contained in public reports  of  Seller,  and  that no  other  statements,  representations  or warranties, oral or written, expressed or implied, have been made or relied upon in connection with such acquisition or as an inducement therefor.

          11.4  Execution in  Counterparts.  This  Agreement  may be executed in counterparts,  each of which shall be deemed an  original  and all of which shall be deemed to be one and the same instrument.

          11.5  Notices.  All  notices,  requests,   permissions,   waivers  and
     communications  hereunder  shall be in writing  and shall be deemed to have been duly given when  delivered in person,  by telegram,  telex,  facsimile transmission  or by mail  (registered or certified mail,  postage  prepaid, return  receipt  requested)  to the  respective  parties  at the  following respective  addresses  or to such other  address as any party  hereto shall specify  in a notice to the other  parties  hereto in  accordance  with the terms hereof:

                If to Seller:           Access Health Alternatives, Inc.
                                        4619 Parkbreeze Court
                                        Orlando, Florida 32808
                                        Attn: Dr. Daniel J. Pavlik

                                        Facsimile Transmission:
                                        -----------------------

                If to Investor:        Luigi Brun
                                       71 Sir James Court
                                       Arva, Ontario, Canada N0M 1C0

                                       Facsimile Transmission:
                                           (519) 667-0366
                                          -----------------

          11.6  Amendments  and Waivers.  This  Agreement may not be modified or amended  except by an instrument or  instruments  in writing  signed by the party against whom  enforcement  of any such  modification  or amendment is sought.  The Seller may, by an instrument in writing,  waive  compliance by
     Investor  with  any  term or  provision  of this  Agreement  on the part of
     Investor to be performed or complied  with.  Investor may, by an instrument in writing,  waive compliance by Seller, with any term or provision of this
     Agreement  on the part of Seller to be  performed  or  complied  with.  Any waiver of a breach of any term or provision of this Agreement  shall not be construed as a waiver of any subsequent breach.

          11.7 Headings;  Severability. The headings contained in this Agreement
     are  for   convenience   of  reference   only  and  shall  not  affect  the
     interpretation  or  construction  hereof.  Any  term or  provision  of this
     Agreement which is invalid or unenforceable  in any jurisdiction  shall, as to such  jurisdiction,  be ineffective to the extent of such  invalidity or unenforceability  without  rendering invalid or unenforceable the remaining terms and  provisions  of this  Agreement  or  affecting  the  validity  or enforceability  of any of the terms or provisions of this  Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable,  such provision  shall be interpreted to be only so broad as is enforceable.

          11.8 Arbitration.  Any controversy or claim arising out of or relating to this Agreement,  or the breach thereof,  shall be settled by arbitration administered by the American Arbitration  Association ("AAA") in accordance
     with  its  Commercial  Rules   (including  its  Emergency   Interim  Relief
     Procedures] and its  supplementary  procedures for Securities  Arbitration, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction  thereof. The matter shall be heard in Orlando by a panel of three (3) AAA arbitrators, one picked by Investor, one picked by
     Seller, and the third agreed to by the two selected arbitrators. The Seller and Investor,  for themselves and their respective  successors in interest,
     hereby  irrevocably  consent  to  such  jurisdiction,   venue  and  binding
     arbitration, and hereby irrevocably waive any claim of forum non conveniens or right to change  such venue or to  litigate  the  underlying  dispute in court.

          11.9  Governing  Law. This Agreement is made and executed and shall be governed  by the  laws of the  State  of  Florida,  without  regard  to the conflicts of law principles thereof.

     IN WITNESS  WHEREOF,  the parties have caused this Agreement to be executed by their duly authorized officers on the date first above written.

                                           Access Health Alternatives, Inc.

                                By Seller:      /s/ Daniel J. Pavlik
                                           -------------------------
                                           Dr. Daniel J. Pavlik
                                           Chief Executive Officer

                                By Investor:    /s/ Luigi Brun
                                             -----------------------------
                                                 Luigi Brun